Exhibit 3.24

CERTIFICATE OF FORMATION

OF

SIGMATEL, LLC

FIRST. The name of the limited liability company is SigmaTel, LLC.

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

THIRD. The effective date of this Certificate of Formation shall be January 1, 2009.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 31st day of December, 2008.

BY:	/s/ Daryl Raiford
Authorized Person

NAME:	Daryl Raiford
(Type or Print Name)